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                                  EXHIBIT 99.3





                          JACOR COMPLETES ACQUISITION OF
                           PREMIERE RADIO NETWORKS, INC.


COVINGTON, KY,   JUNE 12, 1997  - - JACOR COMMUNICATION INC. (NASDAQ:   JCOR)
announced today that it has completed the acquisition of all outstanding shares and equivalents of Premiere Radio Networks, Inc. (NASDAQ: PRNI AND PRNIA) for approximately $190 million in cash and stock. In the merger between Premiere and a subsidiary of Jacor, each share of Premiere stock was converted into $13.50 in cash, and approximately 0.138 of a share of Jacor common stock, for a total value as of the acquisition date of about $18.75 per Premiere share. Jacor issued a total of approximately 1.4 million shares to complete the acquisition.

     Premiere is the largest syndicator of comedy radio programming in the United States and is the leading creator, producer and distributor of innovative entertainment and music radio programs, research and other services. Premiere produces 52 syndicated programs and services and has over 6,300 contracts with more than 4,000 affiliate radio stations to broadcast its programming and to use its services.

     Jacor CEO Randy Michaels said, "Jacor's goal is to be a fully integrated radio company, with strong stations, high quality, difficult to duplicate programming and state of the art distribution capabilities. Premiere is a significant partner in moving us toward that goal. Premiere has a wide array of successful programming that is already in place in radio stations throughout the country, including many Jacor stations. Premiere brings leading radio names such as Leeza Gibbons, Jim Rome and Michael Reagan to the Jacor programming menu. The cultures of Premiere and Jacor are a natural fit and we are very pleased to welcome Steve Lehman and his highly creative staff to the Jacor team."

     Steve Lehman, Premiere's President and Chief Executive Officer, echoed Michaels' feelings: "Over the last few months the Premiere team has already had several opportunities to meet and work with Jacor management and we couldn't be happier. The fit is perfect, both operationally and culturally. Together Jacor and Premiere will create a major force in the radio industry."

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     Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents approximately 149 radio stations in 32 U.S. broadcast areas. In addition to Premiere, Jacor owns EFM, the syndicator for top radio personality Rush Limbaugh. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor will grow in other broadcast-related products and businesses.

For further information, contact:

Pam Taylor
Corporate Communications
(606) 655-6523